AMENDMENT TO
                        1989 INCENTIVE STOCK OPTION PLAN

     The  Nichols  Research Corporation 1989 Incentive Stock Option Plan is

hereby amended to provide  that  notwithstanding  anything to the contrary,

the Plan shall be administered by a committee of not  less than two members and  that  all committee members shall be disinterested directors  as  that term is defined  under  Rule  16(b-3)  as  adopted  by  the  Securities and

Exchange Commission.  This Amendment shall be effective May 1, 1991.

     In all other respects, the Plan as previously amended, shall remain in full force and effect according to its terms and conditions.

                              NICHOLS RESEARCH CORPORATION

                                    Chris H. Horgen
                              By:_________________________________
                                   Chris H. Horgen
                                   Its Chief Executive Officer

                          AMENDMENT NUMBER TWO TO THE
                          NICHOLS RESEARCH CORPORATION
                        1989 INCENTIVE STOCK OPTION PLAN

     Pursuant  to  Section  13  of  the  Nichols Research Corporation  1989

Incentive Stock Option Plan (the "Plan"), Nichols Research Corporation (the

"Company"), hereby amends the Plan as follows:

     1.   Subject to approval by the shareholders of the Company, effective

November  1,  1996,  the  first,  third and last  sentences  of  the  first paragraph of Section 2 of the Plan are hereby deleted in their entirety and the following sentences are added at  the  beginning of the first paragraph of Section 2:

          The Plan shall be administered by a committee (the "Committee") composed of the entire Board of Directors or a committee of the Board of Directors that is composed solely of two or more Non-Employee Directors. For this purpose, the term "Non-Employee Director" shall mean a person who is a member of the Company's Board of Directors who
     (a) is not currently an officer or employee of the Company or any parent or subsidiary of the Company, (b) does not directly or indirectly receive compensation for serving as a consultant or in any other non-director capacity from the Company or any parent or subsidiary of the Company that exceeds the dollar amount for which disclosure would be required pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933 and the Securities Exchange Act of 1934 ("Regulation S-K"), (c) does not possess an interest in any other transaction with the Company or any parent or subsidiary of the Company for which disclosure would be required pursuant to Item 404(a) of Regulation S-K, and (d) is not engaged in a business relationship with the Company or any parent or subsidiary of the Company which would be disclosable under Item 404(b) of Regulation S-K. In the event the Committee is a committee composed of two or more Non-Employee Directors, the Board of Directors may from time to time remove members from, add members to, and fill vacancies, on the Committee. A member of the Committee shall be eligible to participate in the Plan and receive options under the Plan.

     2.   Subject to approval by the shareholders of the Company, effective

November 1, 1996, the third sentence of  Section 3(a) of the Plan is hereby deleted in its entirety.

     3.   Subject to approval by the shareholders of the Company, effective

November 1, 1996, the first sentence of Section  13  of  the Plan is hereby deleted  in its entirety and the following new sentence is  substituted  in its place:

          The Board of Directors, insofar as permitted by law, shall have the right from time to time with respect to any shares at the time not subject to options, to suspend or discontinue the Plan or revise or amend it in any respect whatsoever, except that without approval of the shareholders of the Company, no such revision or amendment shall:
     (a) increase (except in accordance with Section 6) the maximum number of shares for which options may be granted under the Plan either in the aggregate or to any individual employee, (b) change the provisions relating to the determination of employees to whom options shall be granted, (c) remove the administration of the Plan from the Committee, or (d) decrease the price at which options may be granted.

     Except as amended above,  the  Plan  shall  remain  in  full force and effect according to its terms and provisions.

     Done this the 14th day of November, 1996.


                            NICHOLS RESEARCH CORPORATION


                                 Chris H. Horgen
                            By:____________________________________
                                 Its Chief Executive Officer